  Exhibit 99.1

Pharma-Bio Serv Announces Results for the Quarter Ended January 31, 2020

March 16, 2020

DORADO, PUERTO RICO / ACCESSWIRE / March 16, 2020 / Pharma-Bio Serv, Inc. ("Pharma-Bio Serv" or the "Company") (OTCQB: PBSV), a compliance, project management and technology transfer support consulting firm that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced revenues from continuing operations for the quarter ended January 31, 2020 were $4,613,000, a net increase of approximately $47,000 when compared to the same period last year. The revenue increase is mainly attributable to the increase in projects in the Puerto Rico market for approximately $292,000, while the US, Europe and Brazil markets had an aggregate decrease in projects revenue for approximately $245,000.

Net income for the three months ended January 31, 2020 was approximately $527,000, reflecting no significant change when compared to the same period last year.

“During this challenging time as the coronavirus COVID-19 pandemic continues, we are committed to the health and well-being of our consultants, customers, customer’s patients and consumers. As such, we are supporting all government and customer initiatives to safeguard the health of our people and our customers. The healthcare industry has come together to work on the solutions to today’s challenges in a fast-pace and safe manner. Our services and expertise are critical to the operations and quality objectives of our customers; and we believe we have the resources for our services to continue uninterrupted,” said Victor Sanchez, CEO of Pharma-Bio Serv, Inc.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv is a compliance, project management, and technology transfer support consulting firm, headquartered in Puerto Rico, servicing the Puerto Rico, United States, Europe and Brazil markets. Pharma-Bio Serv's core business is FDA and international agencies regulatory compliance consulting related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2019, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta
Chief Financial Officer
787 278 2709

SOURCE: Pharma-Bio Serv, Inc.